EXHIBIT 4.02

Freedom Finance SPC Ltd.
(Incorporated as a Special Purpose Company under the legislation of the Astana International Financial Centre)

OFFER TERMS
OF THE U.S.$200,000,000 BONDS DUE 26 MAY 2027 (ISIN: KZX000004528)
ISSUED UNDER THE U.S.$1,000,000,000 PROGRAMME
The Bonds will be constituted by and have the benefit of a U.S.$1,000,000,000 Programme established by Freedom Finance SPC Ltd. valid until 31 December 2033. This document is the Offer Terms of the third Tranche issued under the Programme. The Bonds of this Tranche have been issued under the Programme and in accordance with the Acting Law of the Astana International Financial Centre. Terms used herein shall be deemed to be defined as such for the purposes of the conditions set forth in the Prospectus dated 15 December 2023. This document constitutes the Offer Terms of the Bonds described herein. This document is prepared for the purposes of the AIFC rules and must be read in conjunction with the Prospectus. Full information on the Issuer and the offer of the Bonds is only available on the basis of the combination of these Offer Terms and the Prospectus. The Offer Terms and the Prospectus have been published on the website of the Astana International Exchange at https://www.aix.kz via the AIX Regulatory Announcement Services and on the website of the Issuer at https://fbroker.kz/products/freedombonds.
The AIX and its related companies and their respective directors, officers and employees do not accept responsibility for the content of the information included in this document including the accuracy or completeness of any information or statements included in it. Liability for this document lies with the issuer of this document and other persons such as Experts whose opinions are included in this document with their consent. Nor has AIX, its directors, officers or employees assessed the suitability of the securities to which this document relates for any particular investor or type of investor. If you do not understand the contents of this document or are unsure whether the securities are suitable for your individual investment objectives and circumstances, you should consult an authorized financial advisor.
In the case of bankruptcy or default by the Issuer the investors may not recover the amounts they are entitled to and risk losing all or part of their investment, and the investors’ liability might not be limited to the amount of the investment. Civil liability attaches only to those Persons who have tabled the summary including any translation thereof, but only where the summary is misleading, inaccurate or inconsistent, when read together with the other parts of the Prospectus, or where it does not provide, when read together with the other parts of the Prospectus, key information in order to aid investors when considering whether to invest in the Bonds.
Terms defined in the Prospectus have the same meanings in these Offer Terms unless they are expressly defined herein.

Lead Manager
Freedom Finance Global PLC

Type of Securities	Guaranteed Coupon Bonds.
Issue and trading currency	U.S. Dollar.
Aggregate principal amount	U.S.$200,000,000.
Nominal Value	U.S.$100 per Bond.
Number of Bonds offered	2,000,000 Bonds.
ISIN	KZX000004528
Guarantee
The payment of all amounts including interest and (or) principal and (or) penalty (as defined in the Prospectus) owing by the Issuer in respect of this Tranche will be unconditionally and irrevocably guaranteed by FRHC in accordance with the guarantee agreement dated 22 May 2025 (included in Schedule 1 of this document).
Under the terms of the guarantee agreement, FRHC shall be jointly liable to the Bondholders for the Issuer’s performance of the obligations to pay off the principal amount of the Bonds, the amount of accrued interest, fees, forfeits, penalties, fines, debt recovery-related litigation fees, caused by the Issuer’s non-performance and (or) improper performance of obligations under the Bonds placed in accordance with this Offer Terms and the Prospectus.
For detailed information about FRHC please see the Prospectus, 10-K annual reports and 10-Q quarterly reports of FRHC published on the AIX website and the United States Securities and Exchange Commission.

Issue Date	26 May 2025
Maturity Date	26 May 2027
Admission to listing and trading	Applications have been made for the Bonds to be admitted to the Official List and to trading on the AIX on 26 May 2025.
Coupon Payment Dates	As stipulated in the coupon calendar below.
Coupon Interest Rate	10.0% per annum, payable quarterly in arrear within 15 (fifteen) calendar days starting from the relevant Coupon Payment Date.
Offering method	Offering of the Bonds will be made through the trading system of the AIX in accordance with the AIFC Market Rules, AIX Business Rules, AIX CSD Rules, and relevant AIX market notices.
Offer period opening and closing date	The Bonds can be offered during the entire period of circulation starting from the Issue Date until the Maturity Date through the trading system of the AIX in accordance with the AIFC Market Rules, AIX Business Rules, AIX CSD Rules and relevant AIX market notices.
Allotment of the Bonds	There is no book-building. The settlement of the Bond’s transactions executed on the AIX during the entire period of circulation period is T+2 in accordance with AIX CSD Rules.
Early redemption at the Option of the Bondholders – Put Option	N/A.
Early redemption at the Option of the Issuer – Call Option	N/A.
Estimated expenses	Estimated expenses associated with the preparation and offering of the Bonds, including listing fees, are expected to be U.S.$5,500.
Estimated net amount of proceeds	The net proceeds from the issuance are expected to amount to approximately U.S.$199,994,500 after deduction of fees and expenses related to the issuance of the Bonds.
Olga Baskakova, Director
(Name, position)
/s/ Olga Baskakova (seal)
(Stamp and Signature)
22 May 2025
Date

COUPON CALENDAR

Number	Coupon period commencement date	Coupon period expiry date and Record Date (23:59:59 Astana time)	Coupon Payment Dates (the first day of the coupon interest payment period)	The last day of the coupon interest payment period	Coupon Interest Rate (per annum)
1	26-May-2025	25-Aug-2025	26-Aug-2025	9-Sep-2025	10.00%
2	26-Aug-2025	25-Nov-2025	26-Nov-2025	10-Dec-2025	10.00%
3	26-Nov-2025	25-Feb-2026	26-Feb-2026	12-Mar-2026	10.00%
4	26-Feb-2026	25-May-2026	26-May-2026	9-Jun-2026	10.00%
5	26-May-2026	25-Aug-2026	26-Aug-2026	9-Sep-2026	10.00%
6	26-Aug-2026	25-Nov-2026	26-Nov-2026	10-Dec-2026	10.00%
7	26-Nov-2026	25-Feb-2027	26-Feb-2027	12-Mar-2027	10.00%
8	26-Feb-2027	25-May-2027	26-May-2027	9-Jun-2027	10.00%
If any date for payment in respect of the Bonds is not a Business Day, the Bondholder shall not be entitled to payment until the next following Business Day nor to any coupon interest or other sum in respect of such postponed payment.
For detailed information please see clause 3.1. “Payments” of the Securities Notes section of the Prospectus.

Olga Baskakova, Director
(Name, position)
/s/ Olga Baskakova (seal)
(Stamp and Signature)
22 May 2025
Date